Exhibit 99.1
Eli Lilly & Company
Unaudited Pro Forma Condensed Combined Financial Statements
On November 24, 2008, we acquired all of the outstanding shares of ImClone Systems Incorporated (ImClone) for $70.00 per share or a total purchase price of approximately $6.5 billion. The following unaudited pro forma condensed combined balance sheet presents our historical financial position combined with ImClone as if the acquisition and the financing for the acquisition had occurred on September 30, 2008, and includes adjustments which give effect to events that are directly attributable to the transaction and that are factually supportable, regardless of whether they have a continuing impact or are nonrecurring. The unaudited pro forma condensed combined statements of income present the combined results of our operations with ImClone as if the acquisition and the financing for the acquisition had occurred at the beginning of each of the periods presented and include adjustments that are directly attributable to the acquisition, are expected to have a continuing impact on the combined results, and are factually supportable. The pro forma financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the:
•	accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	separate historical financial statements of Lilly included in our Annual Report on Form 10-K/A for the year ended December 31, 2007 and Form 10-Q as of and for the nine months ended September 30, 2008; and

•	separate historical financial statements of ImClone included in ImClone’s Annual Report on Form 10-K for the year ended December 31, 2007 and Form 10-Q as of and for the nine months ended September 30, 2008.
We prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting. Accordingly, our estimated cost to acquire ImClone of approximately $6.5 billion has been allocated to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. Any excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. We are currently determining the fair values of a significant portion of these net assets. The preliminary work performed in estimating the fair values is reflected in these unaudited pro forma condensed combined financial statements. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date.
This final valuation will be based on the actual assets acquired and liabilities assumed at the acquisition date. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction to our financial results.

Unaudited Pro Forma Condensed Combined Statement of Income
For the year ended December 31, 2007
(Dollars in millions, except per-share data)

			Pro Forma
			Adjustments			Pro Forma
	Lilly	ImClone	(Note 4)			Combined

Net sales	$18,633.5	$417.9	$			$19,051.4

Cost of sales	4,248.8	127.8		78.8	(b)	4,455.4
Research and development	3,486.7	152.1				3,638.8
Acquired in-process research and development	745.6					745.6
Marketing, selling and administrative	6,095.1	79.4				6,174.5
Asset impairments, restructuring, and other special charges	302.5	110.0				412.5
Other income (loss) — net	122.0	146.7		(399.4	)(a)(c)	(130.7)

Income before income taxes	3,876.8	95.3		(478.2)		3,493.9
Income taxes	923.8	55.5		(189.5	)(d)	789.8

Net income	$2,953.0	$39.8		$(288.7)		$2,704.1

Earnings per share — basic and diluted	$2.71	$0.46				$2.48

Weighted average shares used to calculate earnings per common share amounts:
Basic	1,090.4	85.8				1,090.4
Diluted	1,090.7	86.8				1,090.7
Unaudited Pro Forma Condensed Combined Statement of Income
For the nine months ended September 30, 2008
(Dollars in millions, except per-share data)

			Pro Forma
			Adjustments			Pro Forma
	Lilly	ImClone	(Note 4)			Combined

Net sales	$15,167.5	$355.8	$			$15,523.3

Cost of sales	3,467.4	121.0		59.1	(b)	3,647.5
Research and development	2,781.6	122.3				2,903.9
Acquired in-process research and development	150.0					150.0
Marketing, selling and administrative	4,899.8	90.7				4,990.5
Asset impairments, restructuring, and other special charges	1,894.0	84.9				1,978.9
Other income (loss) — net	55.1	74.8		(316.6	)(a)(c)	(186.7)

Income before income taxes	2,029.8	11.7		(375.7)		1,665.8
Income taxes	472.3	52.7		(180.1	)(d)	344.9

Net income (loss)	$1,557.5	$(41.0)		$(195.6)		$1,320.9

Earnings (loss) per share — basic and diluted	$1.42	$(0.47)				$1.21

Weighted average shares used to calculate earnings per common share amounts:
Basic	1,093.9	86.9				1,093.9
Diluted	1,093.9	86.9				1,093.9
See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2008
(Dollars in millions)

			Pro Forma
			Adjustments		Pro Forma
	Lilly	ImClone	(Note 4)		Combined

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,353.6	$816.8	$(2,000.0	)(e)	$3,170.4
Short-term investments	1,765.2	204.7	(80.4	)(i)	1,889.5
Accounts receivable, net of allowances	2,702.0				2,702.0
Inventories	2,111.6	139.8	(10.5	)(i)	2,240.9
Other current assets	2,324.1	119.1	47.2	(i)	2,490.4

TOTAL CURRENT ASSETS	13,256.5	1,280.4	(2,043.7)		12,493.2

OTHER ASSETS
Goodwill and other intangibles — net	2,298.8		1,406.7	(f)	3,705.5
Other noncurrent assets	4,200.4	156.0	(20.0	)(i)	4,336.4

	6,499.2	156.0	1,386.7		8,041.9

PROPERTY AND EQUIPMENT	8,262.1	393.3	(52.6	)(i)	8,602.8

	$28,017.8	$1,829.7	$(709.6)		$29,137.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$26.5	$600.0	$4,508.3	(e)	$5,134.8
Other current liabilities	6,083.1	210.9	(20.0	)(i)	6,274.0

TOTAL CURRENT LIABILITIES	6,109.6	810.9	4,488.3		11,408.8

Long-term debt	4,585.6				4,585.6
Other noncurrent liabilities	3,301.0	121.8	384.4	(g)(i)	3,807.2

	7,886.6	121.8	384.4		8,392.8

SHAREHOLDERS’ EQUITY
Common stock	711.1	0.1	(0.1	)(h)	711.1
Additional paid-in capital	3,913.1	992.4	(992.4	)(h)	3,913.1
Retained earnings (deficit)	12,616.3	(71.4)	(4,613.9	)(h)	7,931.0
Employee benefit trust	(2,635.0)				(2,635.0)
Deferred costs-ESOP	(88.8)				(88.8)
Accumulated other comprehensive income	(395.9)	4.7	(4.7	)(h)	(395.9)

	14,120.8	925.8	(5,611.1)		9,435.5
Less cost of common stock in treasury	99.2	28.8	(28.8	)(h)	99.2

	14,021.6	897.0	(5,582.3)		9,336.3

	$28,017.8	$1,829.7	$(709.6)		$29,137.9

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in millions, except per-share data)
Note 1: Description of transaction and basis of presentation
On November 24, 2008, we acquired all of the outstanding stock of ImClone Systems Incorporated (ImClone) for an estimated purchase price of approximately $6.5 billion. The merger has been accounted for as a purchase under accounting principles generally accepted in the United States (GAAP). Under the purchase method of accounting, the assets and liabilities of ImClone are recorded as of the completion of the merger, at their respective fair values, and consolidated with our assets and liabilities. The results of operations of ImClone will be consolidated beginning on the date of the merger. Our financial statements issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of ImClone.
Note 2: Purchase price
For the purposes of this pro forma analysis, the purchase price has been preliminarily allocated based on an estimate of the fair value of assets and liabilities acquired as of the date of acquisition. The determination of estimated fair value requires management to make significant estimates and assumptions. The final valuation of net assets is expected to be completed as soon as possible but no later than one year from the acquisition date. We will adjust our estimates as needed based upon the final valuation.

ELEMENTS OF PURCHASE CONSIDERATION
Cash paid for ImClone’s outstanding shares	$6,480.0
Estimated transaction costs incurred	28.3

Estimated purchase price	$6,508.3

Purchase price allocation:
Identifiable intangible assets at fair value [1]	1,057.9
In-process research and development [2]	4,685.4
Deferred taxes related to the intangible assets acquired	(370.3)
Goodwill [3]	361.8
Convertible debt	(600.0)
Cash and investments	985.1
Property, plant, and equipment	339.6
Inventory	136.2
Deferred revenue	(127.7)
Other net assets	40.3

$6,508.3

[1]	For purposes of the unaudited pro forma condensed combined financial statements, the estimate related to acquired identifiable intangible assets is allocated to Erbitux, Imclone’s only marketed product. The unaudited pro forma condensed combined financial statements include an estimated identifiable intangible asset value in the aggregate of $1.06 billion, which will be amortized through 2023 in the US and through 2018 in the rest of the world. We estimated the identifiable intangible asset value based primarily on information and assumptions developed by management and certain publicly available information. We will adjust our estimates as needed based upon the final valuation, which is expected to be completed within one year after the completion of the merger.

In accordance with the requirements of Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, any goodwill associated with the merger will not be amortized, but will be evaluated for impairment on a periodic basis.

[2]	As required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, the portion of the purchase price allocated to in-process research and development (IPR&D) was expensed immediately upon the closing of the merger. Therefore, the $4.69 billion related to IPR&D was included as an expense in our results of operations as of the date of the merger; however, it has not been included in the unaudited pro forma condensed combined statement of income since such adjustment is non-recurring in nature. There is no tax benefit related to this charge.

There are several methods that can be used to determine the estimated fair value of the acquired IPR&D. The fair value of the IPR&D was determined using the “income method” approach on a project-by-project basis, which applies a probability weighting to the estimated future net cash flows that are derived from projected sales revenues and estimated costs. These projections are based on factors such as relevant market size, patent protection, historical pricing of similar products, and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. This analysis is performed for each project independently.

[3]	Goodwill for the allocation of the purchase price was based on the fair value of the net assets acquired on the date of acquisition. Goodwill presented in the unaudited condensed combined balance sheet was based on the net assets as if the acquisition had occurred on September 30, 2008.
Note 3: Accounting Policies and Financial Statement Classifications
As a result of our review of ImClone’s accounting policies and financial statement classifications, we determined it necessary to make certain reclassifications to their unaudited condensed financial statements to conform to accounting policies and classifications that are consistent with our practices. For purposes of the unaudited pro forma condensed combined financial statements, these reclassifications are included in ImClone’s financial results prior to pro forma adjustments and primarily relate to the following:
License fees and milestones of $102.9 million (2007) and $77.7 million (2008) were classified as other income — net;
Litigation settlements of $110.0 million (2007) and $17.5 million (2008) were classified as asset impairments, restructuring, and other special charges and marketing, selling, and administrative expenses, respectively;
Loss on impairment of securities available for sale of $102.0 million (2008) was classified as asset impairments, restructuring, and other special charges;
Merger expenses of $2.8 million (2008) were classified as marketing, selling, and administrative expenses;
Royalties expense of $71.5 million (2007) and $69.5 million (2008) and cost of manufacturing revenue expenses of $83.0 million (2007) and $68.2 million (2008) were classified as cost of sales; and
Collaboration reimbursements of $70.0 million (2007) and $60.7 million (2008) were classified as reductions to cost of sales; research and development; and marketing, selling and administrative expenses, as appropriate.
As our purchase accounting is still preliminary, it may be necessary to make additional classification adjustments to the consolidated financial statements; however we do not anticipate that any change would be material to the understanding of the impact of this acquisition on our financial results.
Note 4: Pro Forma Adjustments
Adjustments included in the column under the heading “Pro Forma Adjustments” primarily relate to the following:
(a)	the adjustment to deferred revenue resulted in a reduction of the amortization of the deferred revenue of $98.4 million (2007) and $68.6 million (2008). These adjustments are included in other income — net;

(b)	the increase of amortization expense of $78.8 million (2007) and $59.1 million (2008) related to the estimated fair value of identifiable intangible assets from the purchase price allocation which are being amortized over their estimated useful lives through 2023 in the US and through 2018 in the rest of the world. These adjustments are included in cost of sales. The change in depreciation expense related to the change in the estimated fair value of property, plant, and equipment from the book value at the time of the acquisition was not material;

(c)	the adjustment to increase interest expense related to the debt incurred to finance the acquisition and the adjustment to decrease interest income related to the lost interest income on the cash used to purchase ImClone by $301.0 million (2007) and $248.0 million (2008). These adjustments are included in other income — net;

(d)	the reduction of ImClone’s income tax expense to provide for income taxes at the statutory tax rate and the adjustment to income taxes for pro forma adjustments at the statutory tax rate, totaling $189.5 million (2007) and $180.1 million (2008);

(e)	the reduction of cash by $2.00 billion and the incremental borrowings of $4.50 billion utilized to finance the acquisition. While we currently have financed this transaction with approximately $4.5 billion in short-term borrowings and approximately $2 billion in cash, we currently anticipate that by early 2009, this transaction will ultimately be financed with approximately $2 to $3 billion in long-term debt and the remainder in cash;

(f)	the increase of identifiable intangible assets acquired of $1.06 billion and goodwill of $348.8 million. Goodwill for pro forma purposes is determined utilizing the net assets as if the acquisition was completed on September 30, 2008, rather than November 24, 2008;

(g)	the increase of the net deferred tax liability of $370.3 million related to the book-tax basis difference of the acquired identifiable intangible assets, based on our statutory tax rate;

(h)	the elimination of the historical balances of common stock, additional paid-in-capital, retained earnings, accumulated other comprehensive loss, and treasury stock associated with ImClone, and the recognition of the IPR&D charge of $4.69 billion; and

(i)	the allocation of the estimated purchase price to reflect the difference between the book value and the fair value of net assets acquired. See also Note 2 to the unaudited pro forma condensed combined financial statements.